EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media:  Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                          MOUNT VERNON PRINTING COMPANY

     HOUSTON, TEXAS - December 18, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has completed the acquisition of Mount Vernon Printing Company of Landover, Maryland. Mount Vernon is a high-quality, full-service commercial printing company that has served the Washington D.C. area for over 80 years. John Carty will remain with the company as President. Other terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "A key part of Consolidated Graphics' success has been our strategy of attracting leading companies in both new and existing markets. With Mount Vernon, we continue that stategy in the important Washington D.C./Baltimore print market. Mount Vernon has an established reputation as a market leader and, under the solid management of John Carty and his team, has consistently provided high-quality products and superior customer service. We are pleased to have a company of this caliber join our organization."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company


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adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 50 companies with annualized revenues in excess of $580 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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